Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”) is dated as of October 11, 2025, and is made by and between Xponential Fitness, LLC, a Delaware limited liability company (the “Company”), and Gavin O’Connor (“Executive”)

Witnesseth:

Whereas, the Company desires to continue to employ Executive, and Executive desires to continue to be so employed, in each case, on the terms and conditions set forth herein.

Now, therefore, in consideration of the foregoing premises and the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the Company and Executive agree as follows:

1.
Agreement to Employ; No Conflicts.

Upon the terms and subject to the conditions of this Agreement, the Company agrees to employ Executive, and Executive accepts such employment by the Company. Executive represents and warrants that (a) Executive is entering into this Agreement voluntarily, and that Executive’s employment compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound; (b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-competition, non-solicitation or other similar covenant or agreement by which Executive is or may be bound; and (c) in connection with Executive’s employment by the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with Executive’s employment with any previous employer.

2.
Term; Position andResponsibilities
2.1.
Term. The Company shall employ Executive for a term commencing on November 10, 2025 (the “Commencement Date”), and continuing until terminated pursuant to Section 7. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”.
2.2.
Position and Responsibilities. Position and Responsibilities. During the Employment Period, Executive shall serve as the Chief Legal Counsel & Administrative Officer, reporting directly to the Chief Executive Officer (the “CEO”). During the Employment Period, Executive may also be designated one or more officer and/or director titles of Xponential Fitness, Inc. (“Parent”), and/or any of its subsidiary entities (together with Parent and the Company, the “Company Group”), for no additional consideration. Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such position(s), and such other duties consistent with Executive’s position(s). Executive shall devote all of Executive’s skill, knowledge and business time to the conscientious performance of such duties and responsibilities, except for (i) vacation time (as set forth in Section 6.2), (ii) absence for sickness or similar disability of himself or an immediate family member as protected by law, and (iii) time spent performing services for either (x) any charitable, religious or community organizations or (y) up to one for-profit board of directors (in addition to the Board) for a company that is not engaged in any business that is competitive with any business of the Company Group and is not otherwise in conflict with the business interests of the Company Group or Executive’s duties to the Company Group, in each case of (x) and (y), so long as such services do not materially interfere with the performance of Executive’s duties hereunder and do not have, and are not reasonably expected to have, an adverse effect on the business or reputation of the Company Group.

3.
Base Salary

As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $550,000 payable in periodic installments on the Company’s regular payroll dates. Parent’s Board of Directors (the “Board”) or a committee thereof (the “Committee”) will review Executive’s base salary annually during the Employment Period (but will not decrease such base salary). The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time, shall be referred to as the “Base Salary”.

4.
Incentive Compensation

Beginning with the 2025 calendar year, and for each subsequent calendar year of the Company that ends during the Employment Period, Executive shall be eligible to earn an annual target cash bonus opportunity (the “Target Bonus”) of 60% of Base Salary, which, for 2025, will be guaranteed in its entirety totaling a gross amount of $330,000 and paid in Q1 2026. For 2026 and beyond, the Target Bonus may be adjusted up or down by the Board or the Committee from year to year in its sole discretion. Executive’s actual bonus (the “Bonus”), to the extent earned for a given calendar year based on the Board or Committee’s determination, in its sole discretion, of the achievement of one or more performance goals established by the Board or the Committee in the first quarter of such year, will be paid following the close of such calendar year in arrears after completion of the audit for such calendar year, but in no event later than 90 days following the end of the calendar year to which such Bonus relates. Notwithstanding anything to the contrary contained in this Agreement or any applicable bonus plan, program or arrangement, Executive shall be eligible to receive any such Bonus only if Executive is actively employed by the Company on the Bonus payout date.

Executive shall be eligible to participate in the 2026 Long-term Incentive Plan (the “LTIP”), pending board approval, which is a recurring grant. The LTIP will be provided through a separate RSU/PSU Agreement, upon board approval, and will be awarded within 90 days of Executive’s start date.

The initial new hire LTIP grant equates to a $1,750,000 grant comprised of 50% RSUs and 50% PSUs. Details will be provided through a separate grant Agreement.

5.
Employee Benefits

During the Employment Period, Executive (and, to the extent eligible, Executive’s dependents and beneficiaries) shall be entitled to participate in any defined contribution plan, any insurance program and any medical and other health benefit plan, in each case, sponsored by the Company for its executive-level employees from time to time on terms and conditions set forth in such programs and plans (as amended from time to time).

6.
Expenses; Vacation
6.1.
Business Travel, Lodging, Etc. The Company shall reimburse Executive for all reasonable travel, lodging, meal and other reasonable expenses incurred by Executive in connection with Executive’s performance of services hereunder upon submission of evidence. satisfactory to the Company, of the incurrence and purpose of each such expense, and otherwise in accordance with the Company’s Board-approved expense policy applicable to its senior executives as in effect from time to time.
6.2.
Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with a Board-approved vacation policy, as may be amended from time to time and which is incorporated herein by this reference.

7.
Termination of Employment
7.1.
Termination Due to Death or Disability. The Employment Period and Executive’s employment hereunder shall automatically terminate in the event of Executive’s death and may be terminated by the Company due to Executive’s Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents, regardless of any reasonable accommodation, the performance by Executive of Executive’s duties for a continuous period of 90 days or longer, or for 180 days or more in any 12-month period.
7.2.
Termination by the Company. The Company may terminate Executive’s employment with the Company at any time with or without Cause. For purposes of this Agreement, “Cause” shall mean the following events or conditions, as determined by the Board in its reasonable judgment: (a) any material failure by Executive to substantially perform Executive’s duties (other than any such breach or failure due to Executive’s physical or mental illness) and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure; (b) any failure by Executive to cooperate, if reasonably requested by the Company, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure; (c) Executive’s engaging in fraud, willful misconduct, or dishonesty that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; (d) any material breach by Executive of any fiduciary duty owed to the Company or any of its affiliates; (e) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or (f) any material breach by Executive of any of Executive’s obligations under this Agreement or under any other written agreement or covenant with the Company or any of its affiliates, and the continuance of such failure for more than 30 days following Executive’s receipt of written notice from the Company, which notice shall set forth in reasonable detail the facts or circumstances constituting such failure. A termination for Cause shall include a termination following which the Board reasonably determines that circumstances existed during the Employment Period that would have justified a termination by the Company for Cause.
7.3.
Termination by Executive. Executive may terminate Executive’s employment with the Company at any time with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by Executive of Executive’s employment if (a) any of the following events occur without Executive’s express prior written consent; (b) within 60 days after Executive learns of the occurrence of such event, Executive gives written notice to the Company describing such event and demanding cure; and (c) such event is not fully cured within 30 days after such notice is given: (i) a material diminution in Executive’s Base Salary, or any diminution in Executive’s Base Salary that is not proportionately imposed on other senior executives, (ii) Executive no longer reports directly to the CEO, or (iii) a material breach of this Agreement by the Company.
7.4.
Notice of Termination. Any termination of Executive’s employment by the Company pursuant to Section 7.1 (other than in the event of Executive’s death) or Section 7.2 or by Executive pursuant to Section 7.3 shall be communicated by a personally delivered written Notice of Termination addressed to the other party to this Agreement as provided in paragraph 11.6. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated, the specific provisions of this Section 7 under which such termination is being effected, and the Date of Termination.

7.5.
Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (a) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (b) if Executive’s employment is terminated by the Company pursuant to Section 7.1 due to Executive’s Disability, 30 days after the date on which the Notice of Termination is given; provided, that, if Executive shall have returned to the performance of Executive’s duties on a full-time basis during such 30-day period, such Notice of Termination shall be of no force or effect; (c) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason, the date any applicable cure period expires (and, if there is no applicable cure period, the date specified in the Notice of Termination); provided, that if a party is entitled to cure the nature of such termination and so cures prior to the expiration of the applicable cure period, the Notice of Termination provided to such curing party shall be of no force or effect; or (d) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which shall be no more than 30 days after the date of such notice) and, if no such notice is given, the date of termination of employment.
7.6.
Payments Upon CertainTerminations.
7.6.1.1.
Termination Without Cause or for Good Reason. . If (a) the Company shall terminate Executive’s employment without Cause or (b) Executive shall terminate Executive’s employment for Good Reason, or Executive’s Termination is the result of disability resulting from an injury or death incurred in the course and scope of employment, in each case, during the Employment Period, the Company shall pay to Executive: (i) any accrued and unpaid Base Salary and accrued and unused vacation earned through the Date of Termination, which shall be paid within the time period required by applicable law; plus (ii) as severance payments, and provided that Executive (or Executive’s estate, as the case may be) executes and delivers (and does not revoke) a general release of all claims in form and substance satisfactory to the Company within 45 days following the Date of Termination, Base Salary for nine (9) months, plus reimbursement for the cost of COBRA coverage for nine (9) months or, if earlier, until Executive becomes eligible for coverage under different health insurance, which shall be paid at the company’s discretion as a lump sum or periodic installments on the Company’s regular payroll dates, beginning with the next payroll date immediately following the expiration of the 45th day following the Date of Termination (which first payment shall include any payments of Base Salary that should have been made during such 45-day period but for the 45-day release consideration period); plus (iii) any earned but unpaid Bonus for the calendar year preceding the calendar year in which Executive’s employment terminates; plus (iv) a prorated Annual Bonus based on actual performance for the full calendar year of termination (which, if earned, will be paid when other executives are paid annual bonuses for such year); plus (v) prorated vesting of each then-outstanding equity award held by Executive based on the time elapsed from the commencement of vesting of such award through the Date of Termination and, if applicable, actual performance through the Date of Termination. Notwithstanding the foregoing, if such termination occurs within twelve (12) months following a Change in Control (as defined in Parent’s Omnibus Incentive Plan), then (A) the COBRA benefits provided in clause (ii) above will be provided for eighteen (18) months, and (B) in lieu of the prorated vesting benefits provided in clause (v) above, Executive will vest in all then-outstanding equity awards held by him, with any performance-vesting awards to vest based on actual performance through the Date of Termination. There shall be no obligation to mitigate damages, or offset, to severance payments.

7.6.1.2.
Termination for Any Other Reason. If Executive’s employment is terminated for any reason other than those specified in Section 7.6.1 during the Employment Period, the Company shall pay Executive, within the time period required by applicable law, accrued and unpaid Base Salary and accrued and unused vacation earned through the Date of Termination.
7.6.1.3.
Effect of Termination on Other Plans and Programs. In the event that Executive’s employment with the Company is terminated for any reason, Executive shall be entitled to receive all vested amounts payable and vested benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant immediately before the Date of Termination in accordance with the terms thereof, if any; provided, that Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance or cash bonus compensation, and the provisions of this Section 7.6 shall supersede such provisions of any such plan, policy, program or practice.
7.6.1.4.
Resignation Upon Termination. Effective as of any Date of Termination or otherwise as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all positions (including any director positions) then held by Executive with the Company Group, unless otherwise requested by the Company and agreed to by Executive.
7.6.1.5.
Cessation of Professional Activity. Upon delivery of a Notice of Termination by either party, or during the pendency of any bona fide Board investigation as to whether Executive has committed Cause, the Company may relieve Executive of Executive’s responsibilities described in Section 2.2 and require Executive to immediately cease all professional activity on behalf of the Company, without such action constituting a termination of Executive’s employment by the Company without Cause or giving grounds for Executive to terminate for Good Reason.
8.
Restrictive Covenants
8.1.
Unauthorized Disclosure. During the Employment Period and following any termination thereof, without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event Executive shall use Executive’s best efforts to consult with the Company before responding to any such order or subpoena, and except as required in performance of Executive’s duties, Executive shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to the Company Group, to any member of the board of directors of any member of the Company Group, or to the management of the Company Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information relating to the Company Group or that the Company Group may receive belonging to customers or others who do business with the Company Group (collectively, “Confidential Information”) to any third Person (as defined below), unless such Confidential Information has been previously disclosed to the public generally, is in the public domain, or has been rightfully received by Executive from a third party who is authorized to make such disclosure, in each case, other than by reason of Executive’s breach of this Section 8.1. For purposes of this Agreement, “Person” shall mean any natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

8.2.
Non-Solicitation of Employees. During the period beginning on the Commencement Date and ending twelve months after the termination of Executive’s employment with the Company (the “Restriction Period”), Executive shall not, directly or indirectly, for Executive’s own account or for the account of any other Person, in any jurisdiction in which the Company Group has commenced or actively made plans to commence operations during the Employment Period, (i) solicit for employment any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company Group (x) at any time during the Employment Period (in the case of such prohibited activity occurring during such time) or (y) during the twelve month period preceding such prohibited activity (in the case of such prohibited activity occurring during the Restriction Period but after the date of Executive’s termination of employment with the Company), other than any such solicitation on behalf of the Company Group during the Employment Period; or (ii) induce any employee of the Company Group to engage in any activity which Executive is prohibited from engaging in under any of this Section 8 or to terminate such employee’s employment with the Company.
8.3.
Works for Hire.
8.3.1.
Generally. Executive agrees that the Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by Executive (either alone or with others) during the Employment Period (collectively “Developments”); provided, however, that the following shall not constitute Developments: any inventions, works of authorship, ideas or information made or conceived or reduced to practice by Executive for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on Executive’s time, and (a) which do not relate (i) to the business of the Company Group or (ii) to the actual or demonstrably anticipated research or development of the Company Group, and (b) which do not result from any work performed by Executive for the Company.
8.3.2.
Disclosure; Assignment. Subject to Section 8.3.1, Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by Executive, either alone or jointly with others during the Employment Period. Executive assigns all right, title and interest in and to any and all of these Developments to the Company. Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for Executive and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive.
8.3.3.
Copyright Act; Moral Rights. In addition, and not in contravention of Section 8.3.1 or Section 8.3.2, Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of employment and which are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC § 101). To the extent allowed by law, this Section 8.4.3 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to “moral rights” (collectively, “Moral Rights”). To the extent Executive retains any such Moral Rights under applicable law, Executive waives such Moral Rights and consents to any action consistent with the terms of this Agreement with respect to such Moral Rights, in each case, to the full extent of such applicable law. Executive will confirm any such waivers and consents from time to time as requested by the Company.

8.3.4.
Authorized Disclosure. Section 1883(b) of Title 18 of the United States Code states, “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspended violation of law or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the Company and Executive have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Company and Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with Section 1883(b) of Title 18 of the United States Code or create liability for disclosures of trade secrets that are expressly allowed by Section 1883(b) of Title 18 of the United States Code.
8.3.5.
Section 2870 of the California Labor Code. Notwithstanding anything to the contrary contained in this Agreement, Executive may use Executive’s own ideas, knowledge, and experience to develop Developments that qualify under the provisions of Section 2870 of the California Labor Code, which provisions are set forth below, and all rights to such Developments that qualify under Section 2870 and are so developed shall belong solely to Executive; provided, that such Developments are developed without the use of Company resources and outside of the scope of the services provided under this Agreement. Section 2870 of the California Labor Code reads in its entirety, as follows: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer; (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable”.
8.3.6.
Nondisparagement. Executive agrees that Executive shall neither, directly or indirectly, engage in any conduct or make any statement (including through social media) disparaging or criticizing in any way the Company Group, or any of their personnel, or engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill or the reputation of the Company Group, in each case, except (i) to the extent required by law, and then only after consultation with the Company to the extent possible, or (ii) to the extent that Executive’s rights to engage in such conduct or make such statement is protected by applicable law.
8.3.7.
Return of Documents. In the event of the termination of Executive’s employment, Executive shall deliver to the Company (a) all property of the Company Group then in Executive’s possession; and (b) all documents and data of any nature and in whatever medium of the Company Group, and Executive shall not take with Executive any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

8.3.8.
Governmental Agency Exception. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not limit Executive’s ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company or its affiliates. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.
9.
Certain Acknowledgments; Injunctive Relief with Respect to Covenants
9.1.
Certain Acknowledgements. Executive acknowledges and agrees that Executive will have a prominent role in the development of the goodwill of the Company Group, and has and will establish and develop relations and contacts with the principal business relationships of the Company Group in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company Group and that (a) in the course of Executive’s employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company Group in the United States of America and the rest of the world that could be used to compete unfairly with the Company Group; (b) the covenants and restrictions contained in Section 8 are intended to protect the legitimate interests of the Company Group in their respective goodwill, trade secrets and other confidential and proprietary information; and (c) Executive desires to be bound by such covenants and restrictions.
9.2.
Injunctive Relief. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Section 8 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company Group irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company Group may have.
10.
Entire Agreement

This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matters addressed, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and Executive with respect thereto. All previous correspondence and proposals (including, but not limited to, summaries of proposed terms) and all previous offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other person) are merged and superseded.

11.
General Provisions
11.1.
Binding Effect: Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party without the prior written consent of the other parties, except as provided pursuant to this Section 11.1. The Company may effect such an assignment without prior written approval of Executive (i) to any direct or indirect subsidiary of the Company or (ii) upon the transfer of all or substantially all of its business and/or assets (by whatever means).
11.2.
Governing Law; Waiver of Jury Trial.

11.2.1.
Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of California, without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party irrevocably submits to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in Orange County, California solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated. Each party waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Each party consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by law, shall be valid and sufficient service.
11.2.2.
Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (b) such party understands and has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.2.2.
11.3.
Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable Federal, state, local and foreign laws and regulations.
11.4.
Amendments; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by Executive. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

11.5.
Legal Advice; Severability; Blue Pencil. Executive acknowledges that Executive has been advised to seek independent legal counsel for advice regarding the effect of the provisions of this Agreement, and has either obtained such advice of independent legal counsel, or has voluntarily and without compulsion elected to enter into and be bound by the terms of this Agreement without such advice of independent legal counsel. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected. Executive and the Company agree that the covenants contained in Section 8 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.
11.6.
Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing; (b) delivered personally, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested with a copy by electronic mail; (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i) If to the Company: Xponential Fitness, LLC

17877 Von Karman Avenue, Suite 100

Irvine, CA92614

Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention: Eduardo Gallardo; Jason Ertel

(ii) If to Executive, to the last home address on file with the Company.

11.7.
Survival. The Company and Executive agree that certain provisions of this Agreement shall survive the expiration of the Employment Period in accordance with their terms, including, but not limited to, Sections 7.6, 8, 9, 10, and 11.
11.8.
Further Assurances. Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other parties may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

11.9.
Section 409A. The parties intend that any amounts payable under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including under Treasury Regulation §§ l.409A-l(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ l.409A-l through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax effect, and Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Executive in connection with the Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes, penalties or interest. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement shall not be subject to liquidation or exchange for another benefit.

11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree to accept a signed facsimile copy or “PDF” of this Agreement as a fully binding original.

11.11 Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation of any terms.

12.
Relocation
12.1.
Relocation Expenses. The Company shall reimburse Executive actual and reasonable expenses for the relocation of household goods and one vehicle from Dallas, Texas to Southern California. The relocate “to” city to be determined by Executive and shall be no greater than a 50-mile radius from the Irvine, California corporate headquarters. Relocation expenses include up to a maximum of 30 days’ reasonable short term housing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Agreement by its authorized representative, and Executive has executed this Agreement, in each case effective as of the date first above written.

COMPANY:
XPONENTIAL FITNESS, LLC
By:	/s/ Fabienne Lopez
Name:	Fabienne Lopez
Title:	Chief People Officer

EXECUTIVE:

By:	/s/ Gavin O’Connor
Name:	Gavin O’Connor